Exhibit 4.2

GLOBAL SUBORDINATED NOTE

Atlantic Capital Bancshares, Inc.

Fixed-to-Floating Rate Subordinated Notes Due 2025

Registered No. FFRSN2025-1	Principal Amount:	$50,000,000

	CUSIP:	048269AA2

	ISIN:	US048269AA29

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO ATLANTIC CAPITAL BANCSHARES, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND. NEITHER THIS NOTE NOR ANY INTEREST HEREIN IS ELIGIBLE AS COLLATERAL TO SECURE A LOAN FROM ATLANTIC CAPITAL BANK.

THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS SUBORDINATED, AS TO PRINCIPAL AND INTEREST, AND JUNIOR IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF THE COMPANY TO ITS GENERAL CREDITORS AS PROVIDED HEREIN, AND IS UNSECURED AND INELIGIBLE TO SERVE AS COLLATERAL TO SECURE A LOAN OR EXTENSION OF CREDIT BY THE COMPANY, ATLANTIC CAPITAL BANK OR ANY COMPANY SUBSIDIARY.

THIS SECURITY IS NOT GUARANTEED BY ANY PERSON OR ENTITY.

EACH SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REQUIREMENTS OF THE SECURITIES ACT. THIS SECURITY IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SUBSCRIPTION AGREEMENT, DATED AS OF SEPTEMBER 14, 2015, BETWEEN THE COMPANY, AS ISSUER, AND THE PURCHASERS REFERRED TO THEREIN, AND AN ISSUING AND PAYING AGENCY AGREEMENT, DATED AS OF SEPTEMBER 14, 2015, BETWEEN THE COMPANY AND U.S. BANK NATIONAL ASSOCIATION, AS ISSUING AND PAYING AGENT, COPIES OF WHICH, IN EACH CASE, ARE ON FILE WITH THE COMPANY. THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.

THE COMPANY HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY AND THIS SECURITY IS NOT ENTITLED TO THE BENEFITS OF AN INDENTURE OR INDENTURE TRUSTEE.

EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO THE COMPANY AND THE INITIAL PURCHASERS AND PLACEMENT AGENT THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER,” AS DEFINED IN SEC RULE 144A UNDER THE SECURITIES ACT.

Under certain conditions, the Company may, without notice to or the consent of the Holder of this Security, create and issue additional notes ranking equally with this Security and otherwise same in all respects (except for the issue date, issue price and first Interest Payment Date), provided that any such additional notes are fungible with this Note for U.S. Federal income tax purposes and have the same CUSIP number as this Security. Such further notes shall be consolidated and form a single series with this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

The Securities shall be issued as registered securities in the form of one or more permanent Global Securities, without coupons, registered in the name of the Depository or its nominee. The Global Securities described above may be transferred by the Depository, in whole but not in part, only to a nominee of the Depository, or by a nominee of the Depository to the Depository, or to a successor Depository or to a nominee of such successor Depository.

Owners of beneficial interests in such Global Securities will not be considered the Holders thereof for any purpose hereunder. The rights of owners of beneficial interests in such Global Securities shall be exercised only through the Depository.

Any “depository institution,” as defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Security (or beneficial interest therein) shall be deemed to have agreed by acquiring such Security (or beneficial interest) to waive any rights to offset all or any portion of the indebtedness represented by such Security (or interest) against any indebtedness or other obligations of such institution to the Company.

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Reverse Side

Atlantic Capital Bancshares, Inc.

Fixed-to-Floating Rate Subordinated Notes Due 2025

1. Payment.

(a) Atlantic Capital Bancshares, Inc., a company incorporated under the laws of the State of Georgia (the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Fifty Million Dollars (U.S.) ($50,000,000) on September 30, 2025 (the “Maturity Date”). The Issuer further promises to pay interest thereon (i) at the rate of 6.25% per year (computed on the basis of a 360-day year of twelve 30-day months) from and including September 28, 2015 to but excluding the earlier of September 30, 2020 or the date of any redemption pursuant to Section 3(b) below (the “Fixed Rate Interest Period”), payable during the Fixed Rate Interest Period semi-annually in arrears, on March 30 and September 30 of each year (each, a “Fixed Interest Payment Date”), and (ii) at the rate per annum equal to the three-month LIBOR rate plus 468 basis points (4.68%) (computed on the basis of a 360-day year based on the number of days actually elapsed) from and including September 30, 2020 to the Maturity Date or any early redemption date (the “Floating Rate Interest Period”), payable quarterly in arrears on each March 30, June 30, September 30 and December 30 (each, a “Floating Interest Payment Date”). Each Fixed Interest Payment Date and Floating Interest Date is referred to as an “Interest Payment Date”). The first Interest Payment Date shall be March 30, 2016.

(b) If any Interest Payment Date or the Maturity Date is not a Business Day, then the payment will be made on the next succeeding Business Day and no interest will accrue as a result of such postponement. A “Business Day” means any day other than a Saturday, Sunday, federal holiday or day on which banks in the State of New York are authorized or obligated by law or executive order to close.

(c) For purposes hereof:

(i) “Determination Date” with respect to a Floating Rate Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

(ii) “Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

(iii) “LIBOR” with respect to an Interest Period, will be the ICE Benchmark Administration London Interbank Offered Rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on the appropriate page of the Reuters Screen as of 11:00 a.m., London time, on the Determination Date. If such screen does not include such a rate or is unavailable on a Determination Date, the Issuing and Paying Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Issuing and Paying Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Issuing and Paying Agent will request each of three major banks in New York City, as selected by the Issuing and Paying Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

(iv) “London Banking Day” is any day on which dealings in U.S. dollars are transacted in, or, with respect to any future date, are expected to be transacted in, the London interbank market.

(v) “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

2. Subordinated Notes, Noteholders. This Security is intended to qualify as Tier 2 capital for all bank regulatory purposes. This Subordinated Note is part of a duly authorized issue of notes of the Issuer designated as Fixed-to-Floating Rate Subordinated Notes Due 2025 (herein called the “Subordinated Notes” or the “Notes”) issued pursuant to the Issuing and Paying Agency Agreement, dated as of September 14, 2015 (the “Issuing and Paying Agency Agreement”), between the Issuer and U.S. Bank National Association, as Issuing and Paying Agent (herein called the “Issuing and Paying Agent,” which term includes any successor issuing and paying agent under the Issuing and Paying Agency Agreement). Reference is hereby made to the Issuing and Paying Agency Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer and the Issuing and Paying Agent and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. The holder in whose name any Subordinated Notes are registered on the Security Register (as defined herein) is referred to as a “Noteholder,” and such holders collectively are referred to as the “Noteholders.”

3. Optional Redemption.

(a) The Issuer may, at its option, beginning with the Interest Payment Date of September 30, 2020 and on any scheduled Interest Payment Date thereafter (or at any time on or after the 30th day prior to the Maturity Date of the Notes), redeem the Subordinated Notes in whole or in part at a redemption price equal to 100% of the principal amount of the redeemed Subordinated Notes, plus accrued and unpaid interest to, but excluding, the date of the redemption. Any redemption is subject to the prior approval of the Board of Governors of the Federal Reserve or its delegee (the “Federal Reserve”).

The Issuer will notify Noteholders of the Subordinated Notes to be redeemed at least 30 days but not more than 60 days before the scheduled redemption (which notice may be conditional). If the Issuer is redeeming less than all the Subordinated Notes, the Issuing and Paying Agent under the Issuing and Paying Agency Agreement must select the Subordinated Notes to be redeemed, which Subordinated Notes must be redeemed as ratably as practical among Noteholders.

(b) Additionally, the Issuer may, at its option, redeem the Subordinated Notes before the Maturity Date in whole, but not in part, at any time, upon the occurrence of any of the following events (each, an “Early Redemption Event”):

(i) Tax Event. The Issuer receives an opinion of independent tax counsel to the effect that an amendment to, or change (including any announced prospective change) in, the Federal income tax laws or regulations of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of issuance of the Subordinated Notes, there is more than an insubstantial risk that the interest payable on the Subordinated Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by the Issuer, in whole or in part, for U.S. federal income tax purposes;

(ii) Tier 2 Capital Event. The Issuer receives an opinion of independent bank regulatory counsel to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States, including any rules, guidelines or policies of the Federal Reserve or any successor regulatory authority or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Subordinated Notes, it is reasonably likely that the Subordinated Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Issuer; or

(iii) Investment Company Event. The Issuer becomes required to register or be regulated as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption (an “Early Redemption Event”) will be at a redemption price equal to 100% of the aggregate principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the Subordinated Notes upon or following one of the Early Redemption Events requires prior approval of the Federal Reserve.

The Issuer’s election to redeem any Subordinated Notes upon the occurrence of an Early Redemption Event (each of which Early Redemption Events shall not be considered to have occurred for these purposes until the Issuer has obtained the approval of the Federal Reserve), will be provided to the Issuing and Paying Agent at least 30 days but not more than 60 days before the redemption date.

(c) On or prior to any early redemption date, the Issuer is required to deposit with the Issuing and Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on such date. Interest will cease to accrue beginning on the Redemption Date for the Subordinated Notes called for redemption.

Holders of Notes should not expect that the Notes will be called or redeemed prior to maturity, notwithstanding the redemption features herein.

4. Subordination. The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined below) of the Issuer, and such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. Upon any payment or distribution of assets to creditors in case of the Issuer’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due to such holders pursuant to the terms of such Senior Indebtedness before the Noteholders will be entitled to receive any payment of principal or interest on their Subordinated Notes. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Noteholders, together with the holders of any obligations of the Issuer ranking equally in right of payment with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Issuer, the unpaid interest thereon and the unpaid principal thereof, before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Issuer ranking subordinate or junior to the Subordinated Notes. In addition, no payment on account of interest on, or principal of, the Subordinated Notes will be made by the Issuer if, at the time of such payment or immediately after giving effect thereto, there has occurred an event of default with respect to any of the Issuer’s Senior Indebtedness, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, and such event of default shall not have been cured or waived.

“Senior Indebtedness” shall mean the principal of (and premium, if any) and interest, if any, on: (i) obligations of the Issuer for money borrowed, (ii) indebtedness of the Issuer evidenced by bonds, debentures, notes or similar instruments, (iii) similar obligations of the Issuer arising from off-balance sheet guarantees and direct credit substitutes, (iv) reimbursement obligations of the Issuer with respect to letters of credit, bankers’ acceptances or similar facilities, (v) obligations of the Issuer issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (vi) capital lease obligations of the Issuer, (vii) obligations of the Issuer associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments, (viii) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Issuer which obligation is incurred in connection with the acquisition of any business, properties or assets whether or not evidenced by a note or similar instrument given in connection therewith, (ix) debt of others described in the preceding clauses that the Issuer has guaranteed or for which it is otherwise liable, and (x) obligations to general creditors (other than trade creditors); unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the Notes or to other debt that is pari passu with or subordinate to the Notes; and, in each case, whether outstanding on the date on this Subordinated Note becomes effective, or created, assumed or incurred after that date.

Notwithstanding the foregoing, if the Federal Reserve (or any successor authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used here and in the definition of Senior Indebtedness will have the meaning as described in that rule or interpretation.

Each Noteholder by accepting a Note authorizes and directs the Issuing and Paying Agent on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Noteholders and the holders of Senior Indebtedness of the Issuer as provided in this Section 4 and appoints the Issuing and Paying Agent as attorney-in-fact for any and all such purposes.

Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms.

Each Noteholder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Issuer, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Issuing and Paying Agent or the Noteholders, without incurring responsibility to the Issuing and Paying Agent or the Noteholders and without impairing or releasing the subordination provided in this Section 4 or the obligations hereunder of the Noteholders to the holders of the Senior Indebtedness of the Issuer, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness of the Issuer, or otherwise amend or supplement in any manner Senior Indebtedness of the Issuer, or any instrument evidencing the same or any agreement under which Senior Indebtedness of the Issuer is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness of the Issuer; (iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness of the Issuer; and (iv) exercise or refrain from exercising any rights against the Issuer and any other Person.

5. Consolidation, Merger and Sale of Assets. The Issuer shall not consolidate with or merge into another person or entity, or convey or transfer its properties and assets substantially as an entirety to any person or entity, unless:

(a) the person or entity formed by such consolidation or into which the Issuer is merged or the person or entity which acquires by conveyance or transfer the properties and assets of the Issuer substantially as an entirety is a corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental agreement, the due and punctual payment of the principal of and any interest on the Subordinated Notes according to their terms, and the due and punctual performance and observance of all covenants and conditions to be performed by the Issuer contained in this Note and the Issuing and Paying Agency Agreement; and

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

Upon any such consolidation or merger, or conveyance or transfer, the successor entity or person formed, or into which the Issuer is merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, the Issuer under the Issuing and Paying Agency Agreement, and the Issuer shall be released from all of its obligations pursuant thereto.

6. Events of Default; Acceleration. If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) a court having jurisdiction enters a decree or order for the appointment of a receiver, liquidator, trustee or similar official in any receivership, insolvency, liquidation or similar proceeding relating to the Issuer and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(b) the Issuer consents to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation, or similar proceeding with respect to the Issuer; or

(c) a “major depository institution subsidiary” of the Issuer, including Atlantic Capital Bank and its successor (the “Principal Bank”) is the subject of a receivership, insolvency, liquidation or similar proceeding;

then, and only any such case, unless the principal of this Note already shall have become due and payable, the holders of 100% of the outstanding principal amount of the Subordinated Notes, by notice in writing to the Issuer, may declare the principal amount of this Note to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

7. Failure to Make Payment. In the event of failure by the Issuer to make any required payment of principal or interest on this Note upon maturity or acceleration of maturity upon an Event of Default, the Noteholders may (if such principal or interest remains unpaid following delivery by such Noteholders of notice to the Issuer) institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law.

8. Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made by wire transfer in immediately available funds to the Issuing and Paying Agent sufficient to pay such principal and interest when due, and the Issuing and Paying Agent shall wire to the Depository immediately available funds in the total amount of the principal and interest due on the Maturity Date, upon presentation and surrender of this Note at the office of the Issuer or at such other place or places as the Issuer shall designate by notice to the Noteholders, provided that this Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date or upon early redemption) shall be made by wire transfer in immediately available funds or check mailed to the person entitled thereto, as such person’s address appears on the Security Register maintained by the Issuing and Paying Agent mailed, to the Noteholder at its address appearing on the applicable Regular Record Date (as defined below) in the Security Register (as defined in Section 10) or to such other address in the United States as the Noteholder shall designate to the Issuing and Paying Agent in writing not later than the Regular Record Date. With regard to Book-Entry Notes, on each Interest Payment Date, the Issuer will pay to the Issuing and Paying Agent in immediately available funds an amount sufficient to make the required payment on such date and, upon receipt of such funds, the Issuing and Paying Agent, in turn, will wire immediately available funds to the Depositary the total amount of interest due on such Interest Payment Date. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (such date being referred to herein as the “Regular Record Date”), except that interest not punctually paid may be paid to the Noteholder in whose name this Note is registered at the close of business on a Special Record Date fixed by the Issuer (a “Special Record Date”), notice of which shall be given to the holder not less than 15 calendar days prior to such Special Record Date. The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates.” All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

9. Form of Payment, Maintenance of Payment Office. Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Subordinated Notes shall have been surrendered or delivered to the

Issuer or the Issuing and Paying Agent for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Subordinated Notes shall have been either paid or reserved for payment by the Issuer as provided herein, the Issuer shall at all times maintain an office or agency in the State of New York where Subordinated Notes may be presented or surrendered for payment.

10. Registration of Transfer, Security Register. Except as otherwise provided herein, this Note is transferable in whole and not in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Noteholder in person, or by his attorney duly authorized in writing, at the office of the Issuing and Paying Agent. The Issuing and Paying Agent shall maintain a register providing for the registration of ownership of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon presentation of this Note for exchange or registration of transfer, the Issuer shall execute, authenticate and deliver in exchange therefor a Note or Notes of like tenor and terms, each in a denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and, in the absence of an opinion of counsel satisfactory to the Issuer to the contrary, bearing the restrictive legends set forth on the face of this Note and that is or are registered in such name or names requested by the Noteholder. Any Note presented for registration of transfer or for exchange shall be duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Issuer, and shall be accompanied by such evidence of due authorization and guarantee of signature as may reasonably be required by the Issuer or the Issuing and Paying Agent in form satisfactory to the Issuer, duly executed by the Noteholder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Note is to be issued, and accompanied by evidence of compliance with any restrictive legends appearing on such Note or Notes as the Issuer may reasonably request to comply with applicable law. No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Maturity Date. This Note is subject to the restrictions on transfer of a subscription agreement between the Issuer of this Note and the purchasers referred to therein, a copy of which is on file with the Issuer. The Note may not be sold or otherwise transferred except in compliance with said agreement.

11. Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuing and Paying Agent or the Issuer may require payment of a sum sufficient to cover any stamp or other tax or governmental charge payable in connection therewith (other than exchanges pursuant to the Issuing and Paying Agency Agreement not involving any transfer) or presentation of evidence that such tax or charge has been paid.

12. Ownership. Prior to due presentment of this Note for registration of transfer, the Issuer may deem and treat the Noteholder as the absolute owner of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever.

13. Notices. All notices to Noteholders shall be addressed to each Noteholder’s last address shown on the Security Register maintained by the Issuing and Paying Agent. All notices to the Issuer under this Note shall be addressed to the Issuer at Atlantic Capital Bancshares, Inc., 3280 Peachtree Road N.E., Suite 1600, Atlanta, Georgia 30305, Attention: Douglas L. Williams, Chief Executive Officer, or to such other address as the Issuer may provide by notice to the Noteholder. Notices to the Issuing and Paying Agent shall be in writing and addressed to:

All notices under this Section 13 shall be in writing and sent by first-class mail.

14. Denominations. The Subordinated Notes are issuable only as registered Notes without interest coupons in denominations of $1,000 or any amount in excess thereof which is a whole multiple of $1,000.

15. Modification and Amendment.

(a) Without the consent of any Noteholders, the Issuer and the Issuing and Paying Agent may enter into one or more modifications of the Issuing and Paying Agency Agreement or the Subordinated Notes, in form reasonably satisfactory to the Issuing and Paying Agent, to (i) evidence the succession of another entity to the Issuer in compliance with Section 5 hereof and the assumption by any such successor of the obligations of the Issuer contained in the Issuing and Paying Agency Agreement and/or in the Subordinated Notes, (ii) change or eliminate any of the provisions of the Issuing and Paying Agency Agreement, provided that any such change or elimination shall become effective only when there is no outstanding Subordinated Note created prior to the execution of such amendment or modification which is entitled to the benefit of such provisions, (iii) establish other forms or terms of Subordinated Notes as permitted in the Issuing and Paying Agency Agreement, (iv) evidence and provide for the acceptance of appointment under the Issuing and Paying Agency Agreement by a successor Issuing and Paying Agent, (v) cure any ambiguity, correct or supplement any provisions in the Issuing and Paying Agency Agreement or in this Note which may be inconsistent with any other provisions herein or in the Issuing and Paying Agency Agreement, or make any other provisions with respect to matters or questions arising herein or in the Issuing and Paying Agency Agreement; provided that such action shall not adversely affect the interests of any Noteholder in any material respect as determined in good faith by the board of directors of the Issuer, (vi) modify the restrictions on and procedures for resales and other transfers of the Subordinated Notes to reflect any change in applicable law or regulation (or the interpretation thereof) or in practices relating to the resale or other transfer of restricted securities generally, or (vii) modify, eliminate or add to the provisions of the Issuing and Paying Agency Agreement to such extent as shall be necessary to qualify the Issuing and Paying Agency Agreement (including any supplemental agreement thereto) under the Trust Indenture Act of 1939, as amended, or under such similar statute hereafter enacted.

(b) With the consent of the Noteholders of a majority in aggregate principal amount of the outstanding Subordinated Notes affected thereby, the Issuer and the Issuing and Paying Agent may enter into one or more agreements supplemental to the Issuing and Paying Agency Agreement for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Issuing and Paying Agency Agreement or of modifying in any manner the rights of the Noteholders under the Issuing and Paying Agency Agreement; provided, however, that no such supplemental agreement shall, without the consent of the Registered Holder of each outstanding Note affected thereby: (i) change the stated Maturity Date of the principal (or any installment of principal) of any Note (but in no event changing the original maturity of the Note to less than five years from date of issuance), (ii) change any Interest Payment Date on which interest on any Note is to be paid, (iii) reduce the principal amount of any Note, (iv) reduce the rate of interest on any Note or change the manner of calculation of interest thereon, (v) change any of the redemption provisions of any Note or permit holders of Notes to call or cause the redemption or call of the Notes, (vi) change any place of payment where, or the currency in which, the principal of, or premium, if any, or interest on, any Note is payable, (vii) impair the right to institute suit for the enforcement of any required payment in respect of any Note on or after the stated maturity thereof, (viii) reduce the percentage of the aggregate principal amount of the outstanding Notes, the consent of whose Registered Holders is required for the modification and amendment of, or waiver under this Agreement or the Notes or certain defaults thereunder, or (xi) modify any of the provisions in the Issuing and Paying Agency Agreement or the Notes relating to their modification, amendment or waiver other than to increase the percentage necessary for such action or to provide that other provisions of the Issuing and Paying Agency Agreement or the Notes cannot be modified, amended or waived without the consent of the Registered Holder of each outstanding Note affected thereby. Nothing herein shall permit any change in the Issuing and Paying Agency Agreement or in the Notes, with or without the consent of the Registered Holders, that, without the consent of the Issuer, would cause the Notes to no longer be Tier 2 capital for all Federal Reserve and other regulatory purposes.

16. Absolute and Unconditional Obligation of the Issuer. No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

17. Waiver and Consent. (a) Any consent or waiver given by the Noteholder shall be conclusive and binding upon such Noteholder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(b) No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c) Any insured depository institution which shall be a Noteholder or which otherwise shall have any beneficial ownership interest in any Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

18. Further Issues. The Issuer may, from time to time, without the consent of any of the Noteholders, create and issue additional notes having the same terms and conditions of the Subordinated Notes in all respects (except for the issue date, issue price and initial Interest Payment Date) so that such additional notes would form a single series with the Subordinated Notes and rank equally and ratably with the Subordinated Notes or would form a new series. No additional Subordinated Notes may be issued if any Event of Default has occurred and is continuing with respect to the Subordinated Notes.

19. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

20. Satisfaction and Discharge. The Issuing and Paying Agency Agreement and this Note will cease to be of further effect when:

(a) either (A) all Notes heretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Issuing and Paying Agency Agreement and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in the Issuing and Paying Agency Agreement) have been delivered to the Issuer for cancellation; or (B) all Notes not theretofore delivered to the Issuer for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year in accordance with the terms of the Issuing and Paying Agency Agreement and the Notes and, in the case of (B) (i), (ii) or (iii) above, the Issuer has irrevocably deposited or caused to be deposited with the Issuing and Paying Agent funds in an amount in the currency in which the Notes are payable, sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Issuer for cancellation, for principal and interest with respect thereto, to the date of such payment (in the case of Notes that have become due and payable) or the stated maturity or redemption date, as the case may be;

(b) the Issuer has paid or caused to be paid all or other sums payable under the Issuing and Paying Agency Agreement and the Notes; and

(c) the Issuer has delivered to the Issuing and Paying Agent an officer’s certificate stating that all conditions precedent described above relating to the satisfaction and discharge of the Issuing and Paying Agency Agreement and the Notes have been complied with.

21. Miscellaneous. All covenants and agreements by the Company in this Security and the Issuing and Paying Agency Agreement shall bind the Company’s successors and assigns, including successors by operation of law resulting from a merger or consolidation of the Company, or successors resulting from the transfer of the Company’s assets and liabilities substantially or entirely, to another entity (“Successors”). In case any provision in this Security shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Nothing in this Security, express or implied, shall give to any person, other than the Holders of the Securities, the parties hereto and their permitted successors hereunder, any benefit of any legal or equitable right, remedy or claim hereunder or under the Issuing and Paying Agency Agreement.

EACH OF THE COMPANY, THE PAYING AGENT AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY, THE ISSUING AND PAYING AGENCY AGREEMENT, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested by its undersigned officers thereunto duly authorized.

ATLANTIC CAPITAL BANCSHARES, INC.

By:
Name:
Title:

ATTEST:

Name:
Title:

Dated:                 , 2015

[Note Signature Page]

CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Issuing and Paying Agency Agreement

U.S. BANK NATIONAL ASSOCIATION as Issuing and Paying Agent

By
Authorized Signature

Dated:                 , 2015

FORM OF TRANSFER NOTICE

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert Assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:
(Sign exactly as your name appears on| the face of this Security)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Issuing and Paying Agent.

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